CPS TECHNOLOGIES CORPORATION ANNOUNCES ELECTION OF FRANCIS J. HUGHES, Jr., AS CHAIRMAN OF THE BOARD OF DIRECTORS

CPS Technologies Corporation
Ralph Norwood, Chief Financial Officer
111 South Worcester Street
Norton, MA 02766
Telephone: (508) 222-0614
Web Site:  www.alsic.com

Norton, Massachusetts, June 21, 2018. CPS Technologies Corporation (NASDAQ:CPSH) today announced its Board of Directors has elected Francis J. Hughes, Jr. as Chairman of the Board, effective immediately.

Grant Bennett, President and CEO, said: “We have a very active, fully-engaged Board of Directors, and the election of a chairman of the Board will both strengthen our corporate governance and facilitate the Board more deeply tapping into the expertise of individual Board members to accelerate progress on our strategic plan.”

Mr. Hughes has served as President of American Research and Development Corporation (“ARD”), a venture capital firm, since 1992.  ARD owns 17% of the Company’s shares.   Mr. Hughes joined ARD’s predecessor organization in 1982, and became Chief Operating Officer of that entity in 1990. Prior to joining ARD, Mr. Hughes was a consultant at The Boston Consulting Group, a Boston based management consulting firm. Mr. Hughes has co-founded and served as a General Partner of many venture capital funds.  Throughout his career, Mr. Hughes has served in management roles, including chairman, CEO and CFO in non-financial companies, both public and private. Mr. Hughes has a S.B. and M.S. from the Massachusetts Institute of Technology and an M.B.A from the Harvard Business School.

About CPS
CPS Technologies Corporation is a global leader in producing metal-matrix composite components used to improve the reliability and performance of various electrical systems.  CPS products are used in motor controllers for hybrid and electric vehicles, high-speed trains, subway cars and wind turbines.  They are also used as heatspreaders in internet switches, routers and high-performance microprocessors.  CPS also develops and produces metal-matrix composite armor.